Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 18, 2007, by and between Save the World Air, Inc, a Nevada corporation (the “Company”), whose address is 5125 Lankershim Boulevard, North Hollywood, California 91601, and Charles Blum (“Executive”), an individual, whose address is 1505 Upland Hills Drive North, Upland, California 91784, with reference to the following:
RECITALS
     A. Executive has certain technical knowledge, skills and abilities pertaining to the business in which the Company engages.
     B. The Company wishes to employ Executive as its President and Chief Executive Officer, and Executive wishes to accept employment with the Company, all on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     Accordingly, the parties agree as follows:
     1. EFFECTIVE DATE AND TERM. Unless sooner terminated as provided in this Agreement, including as a result of the Company’s early termination of this Agreement as provided in Section 4 below, the Company shall employ Executive for an initial term commencing on a date to be agreed between the parties but not later than August 1, 2007 (the “Effective Date”) and continuing thereafter until the close of business on the day immediately preceding the first anniversary of the Effective Date. Thereafter, this Agreement shall be renewed for successive one year periods unless either party shall give written notice to the other, not later than April 30 of the then-current year of the Term that this Agreement shall not be renewed (the “Expiration Date”). This Agreement shall in all respects terminate on the Expiration Date, except for those obligations of either party that are expressly stated to continue after such time or by nature will continue after such time. The period beginning on the Effective Date and ending on the earlier of the Expiration Date or the date Executive’s employment under this Agreement actually terminates is referred to as the “Term.”
     2. POSITION AND DUTIES.
          2.1 General Duties. Executive shall serve as the Company’s President and Chief Executive Officer, and in such capacity shall be one of the Company’s senior executive officers. Executive’s duties shall be consistent with such position. In carrying out his duties, Executive shall use Executive’s best efforts, skills, judgment and abilities, and shall at all times promote the Company’s interests and perform and discharge well and faithfully, those duties. Executive shall report directly to the Company’s Board of Directors. In acting on the Company’s behalf, Executive shall observe and be governed by all of the Company’s rules and policies, In addition, Executive shall abide by all of the requirements of the Securities and Exchange Commission, and adhere to the policies and requests of the Company with respect thereto, as the same may exist from time to time, applicable to executive officers of public companies.

          2.2 Full-Time Employment. At all times during the Term, Executive shall devote Executive’s entire business time, attention and energies to the Company’s business, and shall furnish services for the Company and for its subsidiaries, affiliates and divisions. During the Term, Executive shall not engage in any activity that would materially interfere with or adversely affect Executive’s performance of Executive’s duties under this Agreement or which could reasonably be expected to be competitive with or adverse to the business of the Company or any of its subsidiaries, affiliates or divisions.
          2.3 Place of Performance. In connection with Executive’s employment under this Agreement, Executive shall be based at the Company’s offices where the same are from time to time located during the term of this Agreement, and which are, on the date hereof, in North Hollywood, California.
     3. COMPENSATION.
          3.1 “Compensation”. “Compensation” means the Base Salary (as defined below) and bonus, if any, pursuant to this Section 3.
          3.2 Base Salary. For all services rendered pursuant to this Agreement to the Company and any of its subsidiaries and affiliates, commencing on the Effective Date Executive shall receive a base salary (as may be adjusted from time to time, the “Base Salary”) of $200,000 per year. On or prior to each anniversary of the Effective Date, the Company’s Board of Directors, or the appropriate committee thereof, shall review the performance of the Executive hereunder and shall consider whether or not to alter the Base Salary; provided that the Base Salary shall not be reduced unless such reduction is in proportion to, and on all of the other terms and conditions promulgated in connection with, a reduction in salaries paid to other senior executives of the Company generally.
          3.3 Bonus. Executive shall be eligible to receive an annual cash bonus in an amount equal to 2% of the Company’s net profit, if any, for its most recently completed fiscal year, computed in accordance with generally accepted accounting principles applied consistently with prior periods. The bonus shall be payable, if at all, on the anniversary date of employment of each year of the term; provided that no bonus shall be payable if the Executive is not, on such payment date, in the employ of the Company.
          3.4 Benefits. Executive shall be eligible to receive employee benefits during the Term, at such times and on such terms and conditions as such benefits are made available to the senior employees of the Company generally. In addition, Executive shall receive paid vacation of four weeks per year. Executive shall be entitled to participate in the Company’s stock option plan as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole, full and absolute discretion, such participation to be in addition to the stock option grant provided for pursuant to Section 3.7 below. The Company shall provide to the Executive an unaccountable monthly automobile allowance of $900.00, which amount shall be payable on the last day of each month during the Term. Notwithstanding the provisions of the first sentence of this Section 3.4, the Executive may elect not to participate in any group health insurance plan which may be offered to employees of the Company. If the

Executive elects not to participate in such group health insurance plan, the Executive shall be paid on the last day of each month during the Term the lesser of (i) the premium the Company would have paid to include the Executive as a participant in the Company’s group health insurance plan and (ii) the sums paid by the Executive in connection with maintaining private health insurance for the Executive.
          3.5 Expenses. The Company shall reimburse Executive for all reasonable and ordinary expenses determined in the Company’s sole discretion that Executive incurs or pays during the Term in performing Executive’s services under this Agreement. Ordinary expenses reimbursable to the Executive pursuant to this Section 3.5 shall include the reasonable costs paid by the Executive for maintaining dsl Internet access and other direct costs of maintaining an office at the home of the Executive, but only until such time as the Company shall provide to the Executive an office at a location reasonably acceptable to the Executive. The Company shall, however, be required to make any such reimbursement only after Executive presents appropriate written expense statements, vouchers or such other supporting information in accordance with the Company’s reimbursement policies, as the Company may adopt from time to time. The Company shall notify Executive of any dispute with respect to any such expenses within three months of any request for reimbursement or the expense shall be classified as non-recoverable. Reimbursements shall be in arrears unless other arrangements are made in advance.
          3.6 Payment of Compensation. All Compensation and other amounts payable to Executive under this Agreement, whether for a period during or after the Term, shall be paid in such installments and on such schedule as the Company may from time to time implement for general payroll purposes, provided that the Base Salary shall be paid at least monthly. Any Base Salary required to be paid to Executive upon a termination of Executive’s employment in excess of amounts accrued through the Date of Termination (as defined in Section 4.1.1 below) shall be paid in the same manner that Base Salary is paid during the Term, but not more than 30 days from the Date of Termination. Any payments made by the Company shall be designated by the Company as applied towards base compensation, bonus payment or other remuneration as the case may be. Any payments made prior to the effective date of this Agreement shall not be applied to any calculations called for in this Agreement.
          3.7 Stock Option Grant. Subject to the final decision of the Compensation Committee and on terms and subject to conditions provided for by the Company’s then-current Stock Option Plan, the Company will use its reasonable efforts to cause to be granted to Executive:
               (i) an option (the “Initial Option”) to purchase a number of shares (the “Initial Option Shares”) of the Company’s common stock equal to the result of (A) 100,000 divided by (B) the closing bid price per share of the Company’s Common Stock on the Effective Date. The Initial Option shall be an incentive stock option, shall be exercisable at the closing price per share on the Effective Date, shall be exercisable for ten years from the date of grant and shall vest on the first anniversary of the Effective Date; and

               (ii) an option (the “Supplemental Option”) to purchase a number of shares (the “Supplemental Option Shares”) of the Company’s common stock equal to the result of (A) 100,000 divided by (B) the closing price per share of the Company’s Common Stock first anniversary of the Effective Date. The Supplemental Option shall be an incentive stock option, shall be exercisable at the closing price per share on the first anniversary of the Effective Date, shall be exercisable for ten years from the date of grant and shall vest on the second anniversary of the Effective Date.
          Consistent with the foregoing, the precise terms and conditions of the agreements evidencing the Initial Option and the Supplemental Option (each, a “Stock Option Agreement”) to be entered into between the Company and the Executive shall be as determined by the Board of Directors and/or the Compensation Committee. Each Stock Option Agreement and each stock certificate evidencing any Initial Option Shares or any Supplemental Option Shares shall bear a legend substantially in the following form:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED FOR SALE UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, “SECURITIES LAWS”) AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED FOR SALE UNDER ALL APPLICABLE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, ANY SUCH OFFER, SALE OR OTHER TRANSFER IS EXEMPT FROM THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH SECURITIES LAWS.
     4. TERMINATION AND COMPENSATION UPON TERMINATION.
          4.1 Definitions.
               4.1.1 “Date of Termination” has the following meaning: (a) in the case of a termination of Executive’s employment pursuant to this Agreement due to Executive’s death or Disability (as defined below), the date Executive dies or the date on which it is determined that Executive has suffered a Disability, as applicable; and (b) in the case of any other termination of Executive’s employment pursuant to this Agreement, the date specified for termination of Executive’s employment in the Notice of Termination (as defined below), provided that the date specified shall be no earlier than the time the Notice of Termination is delivered.
               4.1.2 “Notice of Termination” means a written document delivered by the party terminating this Agreement to the other party that specifies (i) the section of this Agreement pursuant to which termination is being made and (ii) (the Date of Termination.
          4.2 Effectiveness of Termination. Termination of Executive’s employment, for any reason, shall be effective upon the Date of Termination.

          4.3 Death. Upon Executive’s death, this Agreement shall automatically forever terminate.
          4.4 Disability. The Company may, acting in its sole and absolute discretion, terminate Executive’s employment under this Agreement because of Executive’s Disability by delivering to Executive of a Notice of Termination, which termination shall be effective 30 days after delivery of such Notice of Termination. For purposes of this Agreement, “Disability” means Executive’s physical or mental incapacity or illness rendering Executive unable to perform Executive’s duties under this Agreement on a long-term basis (i) as evidenced by Executive’s failure or inability to perform Executive’s duties under this Agreement for a total of 90 days in any 360 day period, or (ii) as determined by an independent and licensed physician whom the Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier, if any.
          4.5 Termination by Company Without Cause. The Company may, acting in its sole and absolute discretion, at any time terminate Executive’s employment under this Agreement, upon no notice without Cause (as defined below), or for any reason whatsoever or for no reason, by delivering to Executive a Notice of Termination.
          4.6 Termination for Cause. The Company may at any time terminate Executive’s employment for Cause by delivering to Executive a Notice of Termination. For purposes of this Agreement, “Cause” means that the Company, reasonably and in good faith, forms the belief that Executive has (i) committed any act or omission constituting a material breach of this Agreement; (ii) engaged in gross negligence or willful misconduct in connection with the Company’s business; (iii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft; or (iv) undertaken any act injurious to the Company’s business, including insubordination or failure to follow a directive of any of Executive’s superiors.
          4.7 Voluntary Termination. Executive may terminate Executive’s employment with the Company at any time, for any reason whatsoever, by giving the Company a Notice of Termination, which termination shall be effective on the sooner of (i) 30 days after delivery of such Notice of Termination or (ii) the Company’s notice to the Executive that it has accepted the Notice of Termination delivered by the Executive.
          4.8 Involuntary Termination. The Company may terminate this Agreement in conjunction with a Change of Control, merger, acquisition, bankruptcy or dissolution of the Company. The Company shall pay Executive the amounts provided for in Section 4.9 below upon any termination pursuant to this Section 4.8. For purposes of this Agreement, “Change of Control” means the occurrence of one or more of the following events:
     (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or

     (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.
          4.9 Payment Upon Termination. If Executive’s employment under this Agreement is terminated by the Company pursuant to Section 4.8, Executive shall be entitled to receive (i) all Compensation that has accrued through the Date of Termination, plus (ii) a severance payment equal to one year’s Compensation, plus the Executive shall be entitled to continue to participate in the Company’s employee benefit programs offered to other senior management employees of the Company for a period of 12 months following the Date of Termination; provided, however, that if at any time while the Company is required to pay severance to Executive pursuant to clause (ii) of this paragraph any event occurs that would cause the termination of Executive’s employment (for example, Executive dies) or give rise to the right of the Company to terminate this Agreement for Cause or due to Executive’s Disability were Executive still employed pursuant to this Agreement, then the Company’s obligation to pay such severance shall thereupon immediately terminate. If Executive’s employment under this Agreement is terminated for any other reason except for termination pursuant to Section 4.8, Executive (or in the case of Executive’s death, Executive’s estate or other legal representative) shall only be entitled to receive the Compensation accrued through the Date of Termination.
          4.10 Effect of Termination. The amounts payable to Executive pursuant to Section 4.9 upon a termination of Executive’s employment shall upon payment constitute full and complete satisfaction of the Company’s obligations to Executive in connection with this Agreement and the Company’s employment of Executive. Executive shall have no further rights or remedies with respect to or against the Company in connection with this Agreement or the Company’s employment of Executive. Notwithstanding anything to the contrary in this Agreement, Executive’s representations, warranties, covenants, duties and other obligations set forth under Sections 5, 6, 7, 10 and 11 of this Agreement shall survive and continue after any termination of this Agreement, regardless of the reason for the termination.
     5. WORK MADE FOR HIRE
          5.1 Assignment. Executive and/or designates of the Executive shall promptly and fully inform the Company of, and disclose to the Company, any and all ideas, processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, fictitious business names, technology, patents, know-how, trade secrets, computer programs, original works of authorship, formulae, concepts, themes, inventions, designs, creations, new works, derivative works and discoveries, and all applications, improvements, rights and claims related to any the foregoing, and all other intellectual property, proprietary rights and work product, whether or not patentable or copyrightable, registered or unregistered or domestic or foreign, and whether or not relating to a published work, that Executive develops, makes, creates, conceives or reduces to practice during the Term, whether alone or in collaboration with others (collectively, “Invention Ideas”). Executive hereby assigns to the Company exclusively in perpetuity throughout the world all right, title and interest (choate or inchoate) in (i) the Invention Ideas, (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, sui generis database rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively “Intellectual Property”). All copyrightable Invention Ideas are intended by Executive to be a “work-made-for-hire” by Executive for the Company and owned by the Company pursuant to Section 201 (b) of Title 17 of the United States Code. Executive shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to obtain patent or copyright registration on all Invention Ideas and Intellectual Property, and shall execute and deliver all documents, instruments and agreements, including the formal execution of an assignment of copyright and/or patent application or issued patent, and do all things necessary or requested by the Company, in order to enable the Company to ultimately and finally obtain and enforce full and exclusive title to all Invention Ideas and Intellectual Property and all rights assigned pursuant to this Section 5. Executive hereby appoints the Company as Executive’s irrevocable attorney-in-fact for the purpose of executing and delivering all such documents, instruments and agreements, and performing all such acts, with the same legal force and effect as if executed and delivered and taken by Executive.
          5.2 License. If for any reason the foregoing assignment is determined to be unenforceable Executive grants to the Company a perpetual, irrevocable, worldwide, royalty-free, exclusive, sub-licensable right and license to exploit and exercise all such Invention Ideas and Intellectual Property.
          5.3 Presumptions. Because of the difficulty of establishing when Executive first conceives of or develops Intellectual Property, proprietary rights or work product or whether such Intellectual Property, proprietary rights or work product results from access to the Company’s confidential and proprietary information or equipment, facilities or data, Executive agrees that any Intellectual Property, proprietary rights and work product shall be presumed to be an Invention Idea if it is conceived, developed, used, sold, exploited or reduced to practice by Executive or with the aid of Executive within one year after the normal termination of Executive’s employment with the Company. Executive can rebut that presumption if Executive proves that the intellectual property, proprietary rights and work product (i) was first conceived or developed after termination of Executive’s employment with and by the Company; (ii) was conceived or developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or confidential and proprietary information; and (iii) did not result from any work performed by Executive for or on behalf of the Company.
          5.4 Exclusions. Executive acknowledges that there is no intellectual property, proprietary right or work product that Executive desires not to be deemed Invention Ideas or Intellectual Property and thus to exclude from the above provisions of this Agreement. To the best of Executive’s knowledge, there is no other existing contract in conflict with this Agreement or any other contract to assign ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents or copyrights that is now in existence between Executive and any other person or entity.
          5.5 Labor Code. This Section 5 shall not operate to require Executive to assign to the Company any of Executive’s rights to inventions, intellectual properties or work products that would not be assignable under the provisions of California Labor Code Section 2870. Executive represents and warrants to the Company that this paragraph constitutes the Company’s written notification to Executive of the provisions of Section 2870 of the California Labor Code, and Executive represents and warrants to the Company that Executive has reviewed Section 2870 of the California Labor Code.
     6. UNFAIR COMPETITION AND PROTECTION OF PROPRIETARY INFORMATION.
          6.1 Proprietary Information. Executive shall not at any time (including after Executive’s employment with the Company terminates) divulge, furnish or make accessible to anyone any of the Company’s Proprietary Information, or use in any way any of the Company’s Proprietary Information other than as reasonably required to perform Executive’s duties under this Agreement. Executive shall not undertake any other acts or omissions that would reduce the value to the Company of the Company’s Proprietary Information. The restrictions on Executive’s use of the Company’s Proprietary Information shall not apply to knowledge or information that Executive can prove is part of the public domain through no fault of Executive. Executive agrees that such restrictions are fair and reasonable.
          6.2 Injunctive Relief. Executive agrees that the Company’s Proprietary Information constitutes a unique and valuable asset of the Company that the Company acquired at great time and expense, and which is secret and confidential and will only be available to or communicated to Executive in confidence in the course of Executive’s provision of services to the Company. Executive also agrees that any disclosure or other use of the Company’s Proprietary Information other than for the Company’s sole benefit would be wrongful, would constitute unfair competition and will cause irreparable and incalculable harm to the Company and to its subsidiaries, affiliates and divisions. In addition to all other remedies the Company may have, it shall have the right to seek and obtain appropriate injunctive and other equitable relief, including emergency relief, to prevent any violations of this Section 6.
          6.3 Non-Solicitation. Executive agrees that the Company’s employees constitute a valuable asset of the Company. Executive agrees that Executive shall not, during the Term and for a period of two years thereafter, directly or indirectly, for Executive or on behalf of any other person or entity, solicit any person who was an employee of or consultant to the Company (at any time while Executive is performing any services for the Company, or at any time within twelve months prior to or after such solicitation) for a competing business or otherwise induce or attempt to induce any such persons to terminate their employment or relationship with the Company or otherwise to disrupt or interfere, or attempt to disrupt or interfere, with the Company’s employment or relationships with such persons. Executive agrees that any such solicitation, inducement or interference would be wrongful and would constitute unfair competition, and will cause irreparable and incalculable harm to the Company. Further, Executive shall not engage in any other unfair competition with the Company. Executive agrees that such restrictions are fair and reasonable.
          6.4 Privacy. Executive recognizes and agrees that Executive has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including stored computer files, e-mail messages and voice messages), and that Executive’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.
          6.5 Definition. As used in this Agreement, “Company’s Proprietary Information” means any knowledge, trade secrets (including “trade secrets” as defined in Section 3426.1 of the California Civil Code), Invention Ideas, proprietary rights or proprietary information, intangible assets or property, and other intellectual property (whether or not copyrighted or copyrightable or patented or patentable), information and materials (including processes, trademarks, trade names, service marks, service mark applications, copyrights, mask work rights, technology, patents, patent applications and works of authorship), in whatever form, including electronic form, and all goodwill relating or appurtenant thereto, owned or licensed by the Company or any of its subsidiaries, affiliates or divisions, or directly or indirectly useful in any aspect of the business of the Company or its subsidiaries, affiliates or divisions, whether or not marked as confidential or proprietary and whether developed by Executive, by the Company or its subsidiaries, affiliates or divisions or by others. Without limiting the foregoing, the Company’s Proprietary Information includes (a) the names, locations, practices and requirements of any of the Company’s customers, prospective customers, vendors, suppliers and personnel and any other persons having a business relationship with the Company; (b) confidential or secret development or research work of the Company or its subsidiaries, affiliates or divisions, including information concerning any future or proposed services or products; (c) the Company’s accounting, cost, revenue and other financial records and documents and the contents thereof; (d) the Company’s documents, contracts, agreements, correspondence and other similar business records; (e) confidential or secret designs, software code, know how, processes, formulae, plans and devices; and (f) any other confidential or secret aspect of the business of the Company or its subsidiaries, affiliates or divisions.
     7. RESTRICTION OF EXECUTIVE’S ACTIVITIES. During the Term, including any period during which the Company is making any payments to Executive pursuant to this Agreement, neither Executive nor any person or entity acting with or on Executive’s behalf, nor any person or entity under the control of or affiliated with Executive, shall, directly or indirectly, in any way Compete with the Company. Executive agrees that, if Executive has any business to transact on Executive’s own account that is similar to the business entrusted to Executive by the Company, Executive shall notify the Company and always give preference to the Company’s business. Executive agrees that such restrictions are fair and reasonable. For purposes of this Agreement, “Compete” means doing any of the following: (i) selling products or services to any person or entity that was or is (at any time, including during the Term and the period when the provisions of this paragraph are in effect) a client or customer of the Company (or its subsidiaries, affiliates or divisions) or on a list of prospective clients or customers of the Company, or calling on, soliciting, taking away or accepting any such person or entity as a client or customer, or any attempt or offer to do any of the foregoing; (ii) entering into, or any attempt or offer to enter into, any business, enterprise or activity that is in any way similar to or otherwise competitive with the business that the Company (or its subsidiaries, affiliates or divisions) conducted at any time during the Term or any time the provisions of this paragraph are in effect, or (iii) directly or indirectly assisting any person or entity to take or attempt or offer to take any of the actions described in the foregoing clauses (i) or (ii).
     8. NOTICES. Any notice, statement, request or consent made hereunder shall be in writing and shall be given as follows: (a) to Executive by Federal Express, or any other nationally recognized overnight carrier, addressed to Executive at his address stated as set forth in the preamble paragraph of this Agreement or at such other address as Executive may designate by notice to the Company as provided herein, and (b) to the Company by Federal Express or any other nationally recognized overnight carrier to the Company’s s address stated as set forth in the preamble paragraph of this Agreement or to such other address as the Company may designate by notice to Executive as provided herein. Any such communication shall be deemed to have been given to Executive or the Company on the first business day following that mailing. In addition, any such communication may also be given by (i) personal delivery which shall be deemed to have been given upon delivery; (ii) facsimile which shall be deemed to have been given upon telephonic confirmation of successful transmission; or (iii) first class certified mail, return receipt requested, postage prepaid, addressed to the party to whom that notice is to be given and when notice is given in this manner it shall be deemed received on the third day after that notice was deposited with the United States Postal Service.
     9. ASSIGNMENT; SUCCESSORS
          9.1 By Company. This Agreement is fully assignable by the Company to any person or entity, including any successor entity; provided, however, that any such person or entity shall assume the Company’s obligations under this Agreement in accordance with its terms.
          9.2 By Executive. Executive may not assign this Agreement or any part of this Agreement without the Company’s prior written consent, which consent may be given or withheld by the Company acting in its sole and absolute discretion.
     10. REMEDIES.
          10.1 Uniform Trade Secrets Act. If Executive breaches any provision of Section 6 of this Agreement, the Company shall have the right to invoke any and all remedies provided under the California Uniform Trade Secrets Act (California Civil Code §§3426, et seq.) or other statutes or common law remedies of similar effect.
          10.2 Non-Exclusive Remedies. The remedies provided to the Company in this Section 10 are cumulative, and not exclusive, of any other remedies that may be available to the Company.
          10.3 Arbitration. Any controversy, dispute or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement or Executive’s employment with the Company, shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section and the then most applicable rules of the American Arbitration Association, except as modified by this Section 10.3, but only if one (or both) of the parties requests such arbitration. The arbitrator shall be bound by the express provisions of this Agreement and by the laws of the jurisdiction chosen by the parties to be the law governing the interpretation of this Agreement. The arbitrator shall permit such discovery as required by applicable law and as sufficient to adequately arbitrate Executive’s statutory claims (if any have been asserted), including access to essential documents and witnesses where required by applicable law. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, to the extent permitted by applicable law either party may in an appropriate manner apply to a court pursuant to California Code of Civil Procedure Section 1281.8, or any comparable provision, for provisional relief, including a temporary restraining order or a preliminary or permanent injunction (such as specified in Section 10.1 of this Agreement), on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Nor shall anything in this Section 10 (to the extent permitted by applicable law) prevent any party from (i) joining any party as a defendant in any action brought by or against a third party; (ii) bringing an action in court to effect any attachment or garnishment; or (iii) bringing an action in court to compel arbitration as required by this Section 10.
     If the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.
     This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this Section 10 the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or she would be entitled to summary judgment if the matter had been pursued in court litigation.
     To the extent permitted by law, the initial fees and costs of the arbitrator shall be borne by the Company, with the Company being responsible for the costs and fees of the arbitration and the prevailing party shall be entitled to reimbursement for legal fees and costs incurred by the other.
     The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.
     Any arbitration shall take place in the county of Los Angeles, California.
     THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE IN THE MANNER REQUIRED BY THIS SECTION 10, THEY ARE WAIVING THEIR RIGHTS TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY TRIED BEFORE AND ADJUDICATED BY A JURY, INCLUDING DISPUTES RELATING TO ANY CLAIM EXECUTIVE MAY HAVE FOR UNLAWFUL TERMINATION OF HER EMPLOYMENT OR FOR A VIOLATION OF ANY FEDERAL, STATE OR OTHER LAW OR STATUTORILY PROTECTED RIGHTS, (SUCH AS, WITHOUT LIMITATION, AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, 29 U.S.C. §§ 621—634; OLDER WORKERS BENEFIT PROTECTION ACT, AS AMENDED, 29 U.S. §§ 621, 623; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, 42 U.S.C. §§ 2000E—2000E-17; THE FAIR LABOR STANDARDS ACT OF 1938 AS AMENDED; THE EQUAL PAY ACT OF 1963, AS AMENDED, 29 U.S.C. §§ 206(D); THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, 29 U.S.C. §§ 1001—1461; THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, AS AMENDED, 29 U.S.C. § 2101 ET SEQ.; THE NATIONAL LABOR RELATIONS ACT, AS AMENDED, 29 U.S.C. §§ 151-169; FAMILY AND MEDICAL LEAVE ACT OF 1993, AS AMENDED, 29 U.S.C. § 825 ET SEQ. AMERICANS WITH DISABILITY ACT OF 1990, AS AMENDED, 42 U.S.C. §§ 12101 ET. SEQ.; INFLICTION OF EMOTIONAL DISTRESS, DEFAMATION, PERSONAL INJURY AND BREACH OF CONTRACT, WHICH INCLUDE DISCRIMINATION ON THE BASIS OF AGE, RACE, GENDER, DISABILITY, ETHNIC ORIGIN OR SEXUAL ORIENTATION). NEVERTHELESS, BOTH PARTIES AGREE TO WAIVE ALL SUCH RIGHTS THEY MAY HAVE TO A JURY TRIAL AND TO SUBMIT ALL SUCH DISPUTES TO BINDING ARBITRATION IN ACCORDANCE WITH THE TERMS OF THIS SECTION 10.

Company	/s/ EEE	Executive	/s/ CB

	(initials)		(initials)
     11. NO CONFLICT. Executive represents and warrants that neither his execution of this Agreement nor his performance under this Agreement will (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, any contract or other obligation to which Executive is a party or by which he is bound; or (ii) violate any judgment or other order applicable to Executive. Executive shall indemnify, defend and hold harmless the Company from and against any and all claims, liabilities, lawsuits, judgments, losses, costs, fees and expenses (including reasonable attorneys’ fees, costs and expenses) that the Company or any of its agents, affiliates, employees, shareholders, officers or directors may suffer or incur as a result of Executive’s breach or alleged or threatened breach of any of the representations and warranties set forth in this paragraph.
     12. GENERAL.
          12.1 Captions. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          12.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with regard to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.
          12.3 Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants of this Agreement may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect such party’s right at a later time to enforce such performance. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
          12.4 No Other Representations. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.
          12.5 Severability. If any of the provisions of this Agreement (including Section 10) are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and, with respect to reformation of any provision of Section 10, to ensure that the resolution of all conflicts between the parties (including those arising out of statutory claims) shall be resolved by neutral, binding arbitration. If a court should find that any provision set forth in Section 10 is not absolutely binding, the parties intend that any arbitration decision and award with respect to this Agreement be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.
          12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement, to produce or account for more than one such counterpart.

          12.7 Withholding. Notwithstanding anything in this Agreement to the contrary, all payments that the Company is required to make under this Agreement to Executive or Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
          12.8 Tax Consequences. The Company shall have no obligation to any person entitled to the benefits of this Agreement with respect to any tax obligation any such person incurs as a result of or attributable to this Agreement, including any supplemental agreements, stock option plans or employee benefit plans, or arising from any payments made or to be made under this Agreement or thereunder.
          12.9 Consent to Jurisdiction. The parties to this Agreement agree that all actions or proceedings arising directly or indirectly from this Agreement shall be arbitrated or litigated before arbitrators or in courts having a situs within Loa Angeles, California; hereby consent to the jurisdiction of any local, state or federal court in which such an action or proceeding is commenced that is located in Los Angeles County, California; agree not to disturb such choice of forum (including waiving any argument that venue in any such forum is not convenient); agree that any litigation initiated by any party hereto in connection with this Agreement may be venued in either the state or federal courts located in Orange County, California; agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and waive the personal service of any and all process upon them and consent that all such service of process may be made by certified or registered mail, return receipt requested, addressed to the respective parties at the address set forth above.
          12.10 Gender References. References in this Agreement to any gender shall include the masculine, feminine and neuter genders.
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          12.11 Construction. In all instances when appearing in this Agreement, the terms “including,” “include” and “includes” shall be deemed to be followed by “without limitation.”
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SAVE THE WORLD AIR, INC.
By:	/s/ Eugene E. Eichler
EUGENE E. EICHLER
Title:	Acting Chief Executive Officer

EXECUTIVE:
/s/ Charles Blum
CHARLES BLUM